AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2002

                                                REGISTRATION NO. 333-84992

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------


                           AMENDMENT NO. 2 TO FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                      FURNITURE BRANDS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                                        43-0337683
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                         Identification No.)


                101 South Hanley Road, St. Louis, Missouri, 63105
                                 (314) 863-1100
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                         Jerry Lybarger, General Counsel
                      Furniture Brands International, Inc.
                              101 South Hanley Road
                            St. Louis, Missouri 63105
                                 (314) 863-1100
(Name and address, including zip code, and telephone number, including area code of agent for service)

              Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
Title of          Amount                    Proposed          Proposed           Amount of
securities        to be                     maximum           maximum            registration
to be             registered                offering price    aggregate          fee
registered                                  per share(2)      offering price(2)
------------------------------------------------------------------------------------------------

Common Stock      4,000,000                 $35.70            $142,800,000       $13,138

(No par value)(1)
------------------------------------------------------------------------------------------------

(1)  Includes   associated   rights  to  purchase  shares  of  Series  A  Junior
     Participating   Preferred  Stock,  par  value  $0.001  per  share,  of  the registrant.

(2) The price of $35.70, the average of the high and low prices of the registrant's common stock on The New York Stock Exchange on March 25, 2002 is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 25, 2002


PRELIMINARY PROSPECTUS

                                4,000,000 Shares

                      FURNITURE BRANDS INTERNATIONAL, INC.

                                  Common Stock

     In connection with our acquisition of certain assets and assumption of certain liabilities of Henredon Furniture Industries, Inc., Drexel Heritage Furnishings, Inc., Maitland-Smith, Inc. and Maitland-Smith Pacific, LTD, we
issued 4,000,000 shares of our common stock to LifeStyle Furnishings International Ltd., the parent company of Henredon, Drexel, Maitland and Pacific. This prospectus may be used to resell the 4,000,000 shares issued in the acquisition.

     The prices at which the shares may be sold will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.


     Our common stock is quoted on the New York Stock Exchange under the symbol "FBN". On June ___, 2002, the last sale price of our common stock as reported on the New York Stock Exchange was $_____.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS AND THE SECTION ENTITLED "FORWARD-LOOKING STATEMENTS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is June ___, 2002

                                TABLE OF CONTENTS

            The Company .....................................................2
            Risk Factors.....................................................2
            Where You Can Find More Information..............................5
            Incorporation of Certain Documents by Reference..................5
            Description of Common Stock......................................6
            Unaudited Pro Forma Condensed Combined
               Financial Information.........................................9
            Plan of Distribution............................................12
            Selling Stockholder.............................................14
            Use of Proceeds.................................................14
            Legal Matters...................................................14
            Experts.........................................................14


                                   THE COMPANY

     We are America's largest home furniture manufacturer, marketing our products under six of the best-known names in the industry-Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. We manufacture and source furniture across a broad spectrum of price categories and distribute our products through an extensive system of independently owned national, regional and local retailers. On December 28, 2001, we acquired substantially all the assets and assumed substantially all the liabilities of Henredon Furniture Industries, Inc., Drexel Heritage Furnishings, Inc. and Maitland-Smith, Inc. Also during 2001, we implemented a plan to reduce our domestic case goods manufacturing capacity. This plan included the closing of 12 manufacturing facilities and a permanent reduction of approximately 20% of our total employment. Our principal executive offices are located at 101 South Hanley Road, St. Louis, MO 63105. Our telephone number is (314) 863-1100.

                                  RISK FACTORS

     In addition to other information in this prospectus you should carefully consider the following risk factors before deciding to invest in shares of our common stock. We believe the following factors to be all the risks that are material at this time:

The residential furniture industry is subject to cyclical variations in the general economy.

The furniture industry has historically been subject to cyclical variations in the general economy and to uncertainty regarding future economic prospects. Economic downturns could affect consumer spending habits by decreasing the overall demand for home furnishings. Such events would also impact retailers, our primary customers, resulting in an adverse impact on our sales and earnings. For example, the general economic slowdown during 2001 was in part responsible for the 10.6% decrease in our sales in 2001.

The residential furniture industry is highly competitive.

The residential furniture manufacturing business is highly competitive and fragmented. We compete with many other manufacturers some of which offer widely advertised, well known, branded products. The highly competitive nature of the industry means we are constantly subject to the risk of losing market share to those privately held competitors who have lower sales and profitability targets. As a result, we may not be able to maintain or to raise the prices of our products in response to increasing costs and other inflationary pressures. Also due to the large number of competitors and their wide range of product offerings, we may not always be successful in differentiating our products (through styling, finish and other construction techniques) from those of our competitors. Loss of market share would result in a decrease in future sales and earnings.

Consumer tastes and fashion trends can change rapidly.

Residential furniture is a highly styled product subject to fashion trends and geographic consumer tastes. We may not be able to anticipate or respond to changes in consumer tastes and fashion trends in a timely manner. If we misjudge the market for our products, we may be faced with excess inventory (both raw materials and finished goods). Disposal of excess inventory may have an adverse effect on our sales and earnings. In addition, some of our products are sold for a higher profit than other of our products. We cannot be sure we will achieve our projected mix of higher profit and lower profit sales. Failure to achieve our projected mix of product sales could result in a decrease in our future sales and earnings.

We depend upon key personnel to manage our business.

Our continued success is dependent upon our ability to retain our senior management as well as our ability to attract and retain qualified administrative, manufacturing and sales personnel to manage our existing operations and future growth. The loss of the services of any members of our senior management or the inability to attract and retain other qualified personnel could have an adverse effect on our future sales and earnings.

We are subject to the business failures of significant customers.

Although we have no customers who individually represent 10% or more of our total annual sales the possibility of business failures of large customers could have an adverse effect on our future sales and earnings. For example, in 2001 the failures of Homelife, Wards and Heilig-Meyers were in part responsible for the 10.6% decrease in our sales.

Distribution realignments are necessary from time to time.

At times it is necessary for us to discontinue certain relationships with customers (retailers) who do not meet our growth and profitability standards. Until a realignment is established, there can be an adverse effect on near-term sales and earnings. The continuation in 2001 of such a realignment program was in part responsible for the 10.6% decrease in our sales in 2001. We continually review our relationships with our customers (retailers) and future realignments are possible based upon such ongoing reviews.

Manufacturing realignments and cost savings programs are necessary from time to time.

We continually review our domestic manufacturing operations and offshore (import) sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs, such as our efforts to reduce domestic case goods manufacturing capacity in 2001, could adversely affect our near-term earnings until the expected cost reductions are achieved. Such programs can include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from domestic manufacturing to offshore sourcing. There can be no assurance that such actions will be accomplished as quickly as anticipated or that the expected cost reductions will be achieved in full.

Increased reliance on offshore (import) sourcing of various products could adversely affect our ability to service customers.

During the last several years, we have been increasing our offshore (import) capabilities to provide flexibility in product programs, while meeting competitive pressures. The mix of our various product lines has been moving from domestically manufactured to offshore sourced and was the primary reason for our efforts to reduce domestic case goods manufacturing capacity in 2001. Offshore (import) sourcing is subject to political instability in countries where contractors and suppliers are located. Other risks include: the imposition of regulations and quotas relating to imports; duties, taxes and other charges on imports; and, significant fluctuation of the value of the U.S. dollar against foreign currencies.

Fluctuations in the price, availability and quality of raw materials could cause delay and increase costs.

Fluctuations in the price, availability and quality of the raw materials that we use in manufacturing residential furniture could have a negative effect on our cost of sales and our ability to meet the demands of our customers (retailers). Inability to meet the demands of our customers could result in the loss of future sales. We use various types of wood, fabrics, leathers, glass, upholstered filling material and other raw materials in manufacturing our furniture. The costs to manufacture our furniture depend in part on the market prices of the raw materials used to produce the furniture. We may not be able to pass along to our customers all or a portion of the costs of higher raw materials due to competitive and marketing pressures. This situation could adversely impact future sales and earnings.

We may face exposure to product liability claims.

We face the business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign such products. We maintain insurance against product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to us or that such coverage will be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage or any claim or product recall that results in significant adverse publicity against us may have an adverse effect on our future business prospects.

Return on your investment depends upon your ability to sell our common stock at a profit.

Currently the only way you will realize a return on your investment in our common stock is to sell your stock at a profit. We do not anticipate paying cash dividends in the foreseeable future.

Certain anti-takeover provisions and preferred stock could make it more difficult to acquire control of the Company.

Certain provisions of our Certificate of Incorporation could make it more difficult for a third party to acquire control of our company, even if such change in control would be beneficial to stockholders. Also, the Certificate of Incorporation allows us to issue preferred stock without stockholder approval. Such issuances could also make it more difficult for a third party to acquire the Company.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http:/www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold.

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

     (b)  Our  Quarterly  Report on From 10-Q for the  quarter  ended  March 31,
          2002;

     (c) Our Current Reports on Form 8-K filed on January 11, 2002, as amended on March 14, 2002 and on June 25, 2002, January 30, 2002, March 4, 2002, April 26, 2002, June 10, 2002 and June 25, 2002; and

     (d) The description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on July 31, 1998, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  Furniture Brands International, Inc.
                  101 South Hanley Road
                  St. Louis, MO 63105
                  (314) 863-1100

                  Attention:  Corporate Secretary


     We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus. Information that we file subsequently with the Securities & Exchange Commission will automatically update this prospectus.

                           DESCRIPTION OF COMMON STOCK

     Our Common Stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 consists of Common Stock, no par value. Recordholders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the our Board of

Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock. Holders of the Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption provisions with respect to such shares of Common Stock. There generally exist no restrictions on alienability of the shares of Common Stock other than those imposed by law on certain holders.

     The Amended and Restated Certificate of Incorporation (the "Certificate") authorizes the Company to issue ten million shares of Preferred Stock, no par value. Our Board of Directors has the authority to issue various series of Preferred Stock having such terms, rights and preferences as the Board of Directors may designate. In particular, the Board of Directors may:

o        fix the rate of dividends;
o        liquidation preferences;
o        the price at and terms on which shares shall be redeemed;
o        conversion privileges;
o        sinking fund provisions; and
o        voting rights

with respect to each series of Preferred Stock.

     Our Certificate and By-Laws contain several provisions that may have the effect of delaying, deferring, or preventing a change in control of the Company. The following discussion summarizes certain provisions of the our Certificate and By-Laws. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Certificate and By-Laws.

Affiliate Transactions and Substantial Stockholders

     Our Certificate contains provisions limiting the ability of any person who is the beneficial owner of more than 10% of the outstanding voting stock of the Company (a "Substantial Stockholder") to effect certain transactions involving the Company unless approved by a majority of the Disinterested Directors of the Company (as defined in our Certificate). If there are no Disinterested Directors, the holders of a majority of the shares voting on such transaction not owned by the Substantial Stockholder must approve the transaction. The holders of a majority of the shares voting on such transaction not owned by the Substantial Stockholder must also approve the transaction, if applicable law requires the approval of the transaction (provided that such stockholder approval requirement will not be required if the Substantial Stockholder is the record owner of at least 90% of the outstanding Common Stock).

         Transactions covered by these provisions include:

o    the merger or consolidation of the Company with a Substantial Stockholder;

o    the sale, lease or transfer of assets to a Substantial Stockholder;

o the issuance or transfer by the Company of any securities of the Company to a Substantial Stockholder in exchange for cash, securities or other property;

o the reclassification of securities of the Company or the recapitalization or merger of the Company with any of its subsidiaries if the transaction would, directly or indirectly, increase the proportionate share of any class of equity or convertible securities of the Company or a subsidiary owned by a Substantial Stockholder; or

o any other transaction with a Substantial Stockholder, including without limitation payment of compensation and management fees (but not including customary directors' fees and expense reimbursements).

Covered transactions do not, however, include:

o bona fide loans by the Substantial Stockholder not exceeding $10.0 million in any 12 month period; o participation by the Substantial Stockholder in bona fide offerings of equity, convertible or equity-related securities by the Company to the extent required to allow the Substantial Stockholder to avoid dilution of its percentage interest in the Common Stock;

o    repurchases   of  securities   either   pursuant  to  certain  open  market
     transactions or on terms identical to those being offered to all other holders of the same securities; and

o    other immaterial transactions in the ordinary course of business.

Repurchase of Stock

     Our Certificate provides that, except under certain circumstances, the Company may not repurchase its stock at a price greater than the Market Price (as defined in our Certificate) or for consideration other than cash from a 5% or more stockholder who has held such shares for less than two years, unless the repurchase is authorized by a majority of all shares entitled to vote generally in the election of directors, excluding the shares held by such stockholder.

No Stockholder Action by Written Consent; Special Meetings

     Our Certificate and By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting. Our Certificate and By-Laws provide that special meetings of stockholders can only be called (i) pursuant to a resolution adopted by a majority of the entire Board of Directors or (ii) upon the request of stockholders holding 20% or more of the our voting stock outstanding at that time. Any call for a special meeting of stockholders must specify the matters to be acted upon at such a meeting and only those specified matters may be acted upon at such special meeting.

Our Certificate and By-Laws

     A majority of the Board of Directors or holders of a majority of the outstanding stock of the Company must approve any amendment to the By-Laws. Our Certificate provides that the number directors constituting the Board of Directors is to be determined by the Board of Directors. Our Certificate contains provisions requiring the affirmative vote of the holders of at least 75% of all shares entitled to vote generally in the election of directors, to amend certain provisions of our Certificate relating to:

o    the authority of the Board to make and alter the By-Laws;

o    the taking of action by written consent;

o    the calling of special meetings of stockholders

o    the defining of the term "Substantial Stockholder"; and

o    the approval of certain affiliate transactions.

In addition, the vote of the holders of a majority of the shares voting thereon other than shares owned by a Substantial Stockholder is required to amend these provisions.

Business Combinations with Interested Shareholders

     Section 203 of the Delaware Corporate Law generally prohibits a corporation from engaging in any business combination with any Interested Stockholder (a stockholder who is the beneficial owner of 15% or more of the outstanding voting securities of such corporation) for a period of three years following the date that such stockholder became an Interested Stockholder, unless (i) prior to such date the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of such corporation's voting stock outstanding at the time the transaction commenced. Our Certificate provides that the restrictions contained in Section 203 are not applicable to the Company.


                    UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information reflects the acquisition of Henredon Furniture Industries, Drexel Heritage Furnishings and Maitland-Smith (collectively "HDM") which was consummated on December 28, 2001, the incurrence of indebtedness by the Company and the issuance of four million shares of the Company's common stock in connection therewith, as of the beginning of each period presented for pro forma statements of operations purposes. This information is presented for comparative purposes only and is not necessarily indicative of the combined results of operations in the future or of what the combined results of operations would have been if the foregoing transactions had actually been consummated as of such dates. The unaudited pro forma condensed combined financial information should be read in connection with the historical financial statements of the Company.

     The pro forma financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the HDM acquisition to its respective assets and liabilities based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma consolidated financial statements after valuations and other studies to be performed pursuant to post-closing adjustments related to the acquisition have been completed. Actual amounts allocated will be based upon the estimated fair values at the time of the acquisition. All the intangible assets acquired were determined to have indefinite lives and will not be amortized; however, will be tested annually for impairment.



                                 Furniture Brands International, Inc.
                         Pro Forma Condensed Combined Statement of Operations
                                             (Unaudited)

(Dollars in thousands,                           Twelve Months ended December 31, 2001
except per share data)          -------------------------------------------------------------------
                                           Historical                        Acquisition
                                 -------------------------------   --------------------------------
                                   Furniture
                                    Brands                           Pro Forma
                                 International         HDM          Adjustments        Pro Forma
                                 -------------    --------------   --------------    --------------

Net sales                            1,891,313          420,334               --         2,311,647

Cost of sales                        1,424,519          333,234               --         1,757,753
                                 --------------   --------------   --------------    --------------

Gross profit                           466,794           87,100               --           553,894

Selling, general and
  administrative expenses              349,715           60,605               --           410,320

Restructuring and asset
  impairment charge                     18,000               --               --            18,000

Allocated costs, Lifestyle
  Furnishings International Ltd.            --            7,652          (7,652) (a)            --
                                 --------------   --------------   --------------    --------------

Earnings from operations                99,079           18,843            7,652           125,574

Interest expense                        21,984           38,769         (38,769) (b)
                                                                          10,305 (c)        32,289

Other income (expense), net             10,599              381               --            10,980
                                 --------------   --------------   --------------    --------------

Earnings before income tax              87,694         (19,545)           36,116           104,265
expense

Income tax expense                      29,664          (6,841)           13,182 (d)        36,005
                                 --------------   --------------   --------------    --------------

Net earnings                            58,030         (12,704)           22,934            68,260
                                 ==============   ==============   ==============    ==============


Weighted average common and
common equivalent shares
outstanding (in thousands):
    Basic                               50,357               --            4,000 (e)        54,357
    Diluted                             51,325               --            4,000 (e)        55,325

Net earnings per common share:
    Basic                                 1.15                                                1.26
    Diluted                               1.13                                                1.23

(a) Adjusted to reflect the reversal of allocated charges (allocation of Lifestyle corporate headquarter expenses) included in HDM's combined statement of operations. The financial statements of the acquired companies included all expenses of a stand-alone corporation before the allocation of the management fee. The only incremental expenses to be incurred by the Company as a result of the acquisition relates to additional interest expense resulting from our increase in long-term debt.

(b) Adjusted to reflect the reversal of interest expense included in HDM's combined statement of operations.

(c) Adjusted to reflect increased interest expense to the Company related to borrowings under the Company's existing credit facility in connection with the acquisition of HDM.

(d) Adjusted to record the income tax effect of all adjustments at a rate of 36.5%.

(e) Adjusted to reflect additional shares of the Company's common stock issued in connection with the acquisition of HDM.

                              PLAN OF DISTRIBUTION

The selling stockholder may distribute shares of common stock from time to time as follows (if at all):

     o    to or through brokers or dealers;

     o    directly to one or more other purchasers;

     o    through agents on a best-efforts basis; or

     o    otherwise through a combination of any such methods of sale.


     If the selling stockholder sells shares of common stock through dealers, brokers or agents, those dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock.

     The shares of common stock may be sold from time to time:

     o in one or more transactions at a fixed price or prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices;

     o    at varying prices determined at the time of sale; or

     o    at negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     o    through the writing of options; or

     o    through other types of transactions.

     In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with brokers, dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may pledge or grant a security interest in some or all of the common stock and, if there is a default in the performance of secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus. The selling stockholder also may transfer and donate shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. The selling stockholders may sell short the common stock and may deliver this prospectus in connection with such short sales and use the shares of common stock covered by the prospectus to cover such short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act, may be sold under Rule 144 or another available exemption.

     At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby.

     The selling stockholder and any dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts commissions or concessions received by any such dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholder and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholder and any other person participating in the distribution.

     The selling stockholder will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholders. All other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will indemnify the selling stockholder against claims arising out of any untrue statement of a material fact contained in the registration statement of which this prospectus constitutes a part or any omission to state therein a material fact necessary in order to make the statement made therein not materially misleading.

     We have undertaken to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the disposition of the securities offered by this prospectus or December 28, 2003. After this period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the securities offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act.

                               SELLING STOCKHOLDER


     LifeStyle Furnishings International Ltd. beneficially owns 4,000,000 shares of our Common Stock acquired in connection with our acquisition of certain assets and assumption of certain liabilities of Henredon Furniture Industries, Inc., Drexel Heritage Furnishings, Inc., Maitland-Smith, Inc. and Maitland-Smith Pacific, LTD. LifeStyle is a wholly owned subsidiary of Furnishings International, Inc. and the parent of the companies that sold their assets to us. The board of directors of Furnishings International, Inc. has voting and investment control over the shares owned by LifeStyle. Citigroup, Inc. and Masco Corporation, which are publicly held companies, designate a majority of the directors of Furnishings International, Inc. The directors of Furnishings International, Inc. are Richard M. Cashin, Jr., Alan D. Cole, David L. Johnston, Wayne B. Lyon, John A. Morgan, David F. Thomas and John D. Webber.We are registering the resale of all 4,000,000 shares on behalf of LifeStyle or pledgees, donees, transferees or other successors in interest that receive those shares as a gift, partnership distribution or other non-public sale or non-sale related transfer, each of whom is referred to in this prospectus as the selling stockholder. These shares constitute approximately 7.2% of our outstanding common stock. LifeStyle has had no material relationship with us within the past three years other than as a result of the ownership of our common stock. No estimate can be given as to the amount of our common stock that will be beneficially owned by the selling stockholder after completion of this offering because the selling stockholder may offer all, some or none of the shares of our common stock beneficially owned by the selling stockholder. The shares offered by this prospectus may be offered from time to time by the selling stockholder.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by Lifestyle.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Jerry Lybarger, General Counsel of the Company.

                                     EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our December 31, 2001 Annual Report on Form 10-K as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing


     The audited historical combined financial statements of Henredon Furniture Industries, Inc., Drexel-Heritage Furnishings, Inc., Maitland-Smith Pacific Ltd. and Maitland-Smith, Inc. and their subsidiaries (collectively referred to as "the Companies") as of and for the year ended December 31, 2000 included on page 6 of Furniture Brands International, Inc.'s ("Furniture Brands") Current Report on Form 8-K dated January 11, 2002, as amended on March 14, 2002, and on June 25, 2002 and incorporated by reference in this prospectus have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to (i) the Companies sale to Furniture Brands as described in Note 1 to those audited combined financial statements and (ii) certain relationships and transactions between the Companies and LifeStyle Furnishings International Ltd. as described in Note 1 to those audited combined financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IN COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   Other expenses of issuance and distribution

     The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.


    Securities and Exchange Commission Registration Fee.................$34128
    Accounting Fees and Expenses........................................ 20000
                                                                        ------
       Total............................................................$54128

ITEM 15.   Indemnification of directors and officers

     Section 145 ("Section 145") of the Delaware General Corporation Law permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such persons conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     The Company's By-Laws contain provisions for indemnification of directors, officers, employees and agents which are substantially the same as Section 145 and also permit the Company to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the foregoing provision of the By-Laws. The Company maintains such insurance.

     The directors of the Company have entered into and are the beneficiaries of indemnification agreements with the Company. These agreements provide indemnity protection for such person which is substantially the same as that authorized by
Section 145 and provided for in the Company's By-Laws.

Item 16.  Exhibits

     3(a) Restated  Certificate  of  Incorporation  of the Company,  as amended.
          (Incorporated by reference to Exhibit 3(a) to Furniture Brands International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.)

     3(b) By-Laws  of  the   Company   revised  and  amended  to  May  6,  1998.
          (Incorporated by reference to Exhibit 3(a) to Furniture Brands International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.)

     3(c) Rights Agreement,  dated as of July 30, 1998,  between the Company and
          Bank of New York,  as Rights  Agent.  (Incorporated  by  reference  to
          Exhibit 4(b) to Furniture Brands International, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.)

     3(d) Certificate of Designations, Preferences and Rights of Series A Junior
          Participating Preferred Stock of the Company. (Incorporated by reference to Exhibit 4(c) to Furniture Brands International, Inc.'s Report on Form 10-Q for the quarter ended June 30, 1998.)

     3(e) Registration  Rights  Agreement,  made and entered into as of December
          28, 2001, by and among the Company, Henredon Furniture Industries, Inc., Drexel Heritage Furnishings, Inc., Maitland-Smith, Inc., Maitland-Smith Pacific, LTD and LifeStyle Furnishings International, Ltd. (Incorporated by reference to Exhibit 4 to Furniture Brands International, Inc.'s Report on Form 8-K, dated January 11, 2002, as amended on March 14, 2002.)

     5* Opinion of Jerry Lybarger, General Counsel of the Company, as to the legality of the securities to be registered including his consent.

     23(a)  Consent of KPMG LLP.

     23(b)  Consent of PricewaterhouseCoopers LLP.

     23(c)* Consent of Jerry Lybarger (included in Exhibit No. 5)

     24*    Power of Attorney

*  Previously filed.

Item 17.   Undertakings

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 25th day of June, 2002.



                                            FURNITURE BRANDS INTERNATIONAL, INC.


                                       By:      W.G. Holliman*
                                               ------------------
                                                W.G. Holliman
                                                Chairman of the Board, President
                                                  and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement as been signed by the following persons in the capacities indicated on June 25, 2002.


         Signature                                            Title


    W.G. Holliman*                                     President and Director
----------------------------------------           (Principal Financial Officer)
W.G. Holliman


    Katherine Button Bell *                                   Director
Katherine Button Bell


    Bruce A. Karsh *                                          Director
----------------------------------------
Bruce A. Karsh


   Donald E. Lasater *                                        Director
---------------------------------------
Donald E. Lasater


    Lee M. Liberman  *                                        Director
--------------------------------------
Lee M. Liberman

         Signature                                            Title



    Richard B. Loynd *                                        Director
------------------------------------
Richard B. Loynd


    Albert E. Suter *                                         Director
-----------------------------------------
Albert E. Suter


/s/ David P. Howard                                Vice President and Treasurer
-------------------------------------              (Principal Financial Officer)
David P. Howard


/s/  Steven W. Alstadt                                        Controller
----------------------------------------           (Principal Financial Officer)
Steven W. Alstadt


     *This Amendment No. 2 to this Registration Statement is hereby signed on behalf of each of the persons so designated by the undersigned pursuant to powers of attorney duly executed by such persons and filed with the Securities & Exchange Commission as an exhibit to this Registration Statement.

                                                                  Exhibit 23(a)











                          Consent of KPMG LLP




The Board of Directors
Furniture Brands International, Inc.:


We consent to the use of our report dated January 24, 2002, on the consolidated financial statements of Furniture Brands International, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                              /s/ KPMG LLP

St. Louis, Missouri
June 25, 2002

                                                                  Exhibit 23(b)




                       CONSENT OF INDEPENDENT ACCOUNTANTS






We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of Furniture Brands International, Inc. of our report dated February 8, 2002 relating to the combined financial statements of Henredon Furniture Industries, Inc., Drexel-Heritage Furnishings, Inc., Maitland-Smith Pacific Ltd. and Maitland-Smith, Inc. and their subsidiaries as of and for the year ended December 31, 2000, which appears in the Current Report on Form 8-K/A dated June 25, 2002 of Furniture Brands International, Inc. We also consent to the reference to us under the heading "Experts" in this Amendment No. 2 to Registration Statement on Form S-3.




/s/ PricewaterhouseCoopers LLP
June 25, 2002
Greensboro, North Carolina